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Exhibit 99.03

FLEXTRONICS INTERNATIONAL LTD.

Offer to Exchange up to $500,000,000 Principal Amount of 4.625% Notes due 2020 and the guarantees thereof for a Like Principal Amount of 4.625% Notes due 2020 and the guarantees thereof which have been registered under the Securities Act of 1933 (the "2020 Notes Exchange Offer")

and

Offer to Exchange up to $500,000,000 Principal Amount of 5.000% Notes due 2023 and the guarantees thereof for a Like Principal Amount of 5.000% Notes due 2023 and the guarantees thereof which have been registered under the Securities Act of 1933 (the "2023 Notes Exchange Offer" and, together with the 2020 Notes Exchange Offer, the "exchange offers" and each an "exchange offer")

Pursuant to the Prospectus, dated                                    , 2013

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Flextronics International Ltd., a Singapore company (the "Company"), hereby offers to exchange, upon and subject to the terms and conditions set forth in the prospectus dated                         , 2013 (the "Prospectus") and the related letter of transmittal (the "Letter of Transmittal"), $500,000,000 aggregate principal amount of the Company's outstanding, unregistered 4.625% Notes due 2020 (the "Original 2020 Notes") and the guarantees thereof for an equivalent amount of registered 4.625% Notes due 2020 (the "Exchange 2020 Notes") and the guarantees thereof and $500,000,000 aggregate principal amount of the Company's outstanding, unregistered 5.000% Notes due 2023 (the "Original 2023 Notes" and, together with the Original 2020 Notes, the "Original Notes" and each an "Original Note") and the guarantees thereof for an equivalent amount of registered 5.000% Notes due 2023 (the "Exchange 2023 Notes" and, together with the Exchange 2020 Notes, the "Exchange Notes" and each an "Exchange Note") and the guarantees thereof. The Original Notes and the Exchange Notes are sometimes referred to in this Letter together as the "Notes" and all references to the Notes include references to the related guarantees. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

        The exchange offers are intended to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of February 20, 2013, among the Company, the guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named therein. As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Original Notes do not apply to the Exchange Notes.

        Please contact your clients for whom you hold Original Notes regarding the exchange offers. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, the following documents are enclosed:

  1.
  Prospectus dated                        , 2013;

  2.
  The Letter of Transmittal for your use and for the information of your clients;

  3.
  A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offers; and

  4.
  Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included with the Letter of Transmittal).

        Your prompt action is requested. The exchange offers will expire at 11:59 p.m., New York City time, on                        , 2013, subject to the Company's right to extend the expiration date for any exchange offer (such date and time, the "Expiration Date"). Any Original Notes tendered pursuant to the exchange offers may be withdrawn at any time prior to the Expiration Date.

        The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and related documents to the beneficial owners of the Original Notes held by them as nominee or in a fiduciary capacity. The Company has not retained any dealer-manager in connection with the exchange offers and will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers.

        To participate in the exchange offers, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal or an Agent's Message (as defined in the Letter of Transmittal) stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal, must be sent to the Exchange Agent and certificates representing the Original Notes (or confirmation of book-entry transfer of such Original Notes into the Exchange Agent's account at The Depository Trust Company) must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        Any inquiries you may have with respect to the exchange offers or requests for additional copies of the enclosed materials should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
Flextronics International Ltd.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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  Exhibit 99.03
FLEXTRONICS INTERNATIONAL LTD.